Exhibit 5.1

Sidley Austin LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

March 13, 2023

Jackson Financial Inc.

1 Corporate Way

Lansing, Michigan 48951

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-262359 (the “Registration Statement”), filed by Jackson Financial Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing up to 24,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1000th interest in a share of Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, with a liquidation preference of $25,000 per share (the “Preferred Stock” and together with the Depositary Shares, the “Securities”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated March 6, 2023 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the (i) Registration Statement, (ii) Underwriting Agreement (iii) the Company’s third amended and restated certificate of incorporation, (iv) the Certificate of Designations relating to the Preferred Stock and (v) the Deposit Agreement, dated March 13, 2023 (the “Deposit Agreement”), entered into among the Company and Equiniti Trust Company, as depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein, including the form of depositary receipt attached thereto.

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Jackson Financial Inc.

March 13, 2023

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.             The issuance of the Preferred Stock covered by the Registration Statement has been duly authorized by all necessary corporate action of the Company and, when duly issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the purchase price set forth therein, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.             The issuance of the Depositary Shares covered by the Registration Statement has been duly authorized by all necessary corporate action of the Company and, when duly issued in accordance with the provisions of the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will be validly issued, fully paid and non-assessable, and upon the due authorization, execution and delivery of the Deposit Agreement by the Company and the Depositary and the deposit of the Preferred Stock with the Depositary pursuant to the terms thereof, will represent legal and valid interests in the Preferred Stock.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or the affiliates thereof, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Jackson Financial Inc.

March 13, 2023

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP